Exhibit 10.52

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of:	)
	)	CONSENT ORDER, ORDER
HIGHER ONE, INC., as an	)	FOR RESTITUTION, AND
institution-affiliated party of	)	ORDER TO PAY
WEX BANK	)	CIVIL MONEY PENALTY
MIDVALE, UTAH	)
	)	FDIC-15-0129b
	)	FDIC-15-0130k
(INSURED STATE NONMEMBER BANK))
)
)

The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for Higher One, Inc. (“Higher One”), an institution-affiliated party (“IAP”) of WEX Bank, Midvale, Utah (“the Bank”), under sections 3(q) and 3(u) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. § 1813(q) and 1813(u).

The FDIC determined that Higher One engaged in deceptive acts or practices in or affecting commerce, in violation of section 5 of the Federal Trade Commission Act (“Section 5”), 15 U.S.C. § 45(a)(1), arising from the marketing to and enrollment of consumers into the OneAccount product offered through the Bank.

Higher One, by and through its duly elected and acting Board of Directors (“Board”), has executed a STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER, ORDER FOR RESTITUTION, AND ORDER TO PAY CIVIL MONEY PENALTY (“CONSENT AGREEMENT”), dated December 18     , 2015, which is accepted by the FDIC. With the CONSENT AGREEMENT, Higher One has consented, without admitting or denying any charges of violations of law or regulation, to the issuance of this CONSENT ORDER, ORDER FOR RESTITUTION, AND ORDER TO PAY CIVIL MONEY PENALTY

(collectively “ORDER”) by the FDIC.

FINDINGS OF FACT

The FDIC finds the following facts:

(1)     Colleges and universities (hereinafter referred to as “schools”) often need to disburse financial aid refunds to students. Many types of financial aid funds are initially distributed in full to the school, which then deducts the student’s tuition and other amounts payable to the school. Any remaining amount is known as a “refund.” Schools are responsible for distributing refunds to the students, typically by paper check or Automated Clearing House (“ACH”) transfer to a student’s bank account.

(2)     In 2000, Higher One created the “OneDisburse” service (also known as the “Refund Management” service), whereby schools could outsource the financial aid refund disbursement process, resulting in time- and cost-savings for the schools. Higher One offers students three methods of receiving their financial aid refund: (a) direct deposit to the Higher One deposit account and student debit card product known as the “OneAccount” (which was marketed at several product levels, including the OneAccount, OneAccount Flex, OneAccount Edge, and OneAccount Premier); (b) ACH transfer to another bank account; or (c) paper check, if permitted by the school.

(3)     Because Higher One is not an insured depository institution, as that term is defined in section 3(c)(2) of the FDI Act (12 U.S.C. § 1813(c)(2)), Higher One contracts with insured depository institutions to establish and maintain the OneAccounts. From May 4, 2012 through the Effective Date (defined herein), WEX Bank provided demand deposit accounts in connection with OneAccounts.

(4)     Through this business model, Higher One and the Bank controlled students’ access to and information about financial aid refund disbursement options because students were required by their schools to use the Higher One website to select the method of the financial aid refund disbursement, or wait at least two weeks to receive a refund check by default, as required by Department of Education regulations.

(5)     Higher One benefitted from students directing their financial aid refunds to the OneAccount instead of to an alternative bank account or paper check. Higher One earned income from all fees paid by students in connection with the accounts. These fees included the following: (a) cash advance fees (i.e., bank teller withdrawal); (b) merchant PIN-based debit transaction fees; (c) non-Higher One ATM transaction fees; (d) delinquent account (an account with insufficient funds in excess of a grace period) fees; (e) GreenDot cash deposit fees; (f) abandoned account (an account that has not been accessed by the consumer in excess of a grace period) fees; (g) lack of documentation fees; and (h) improperly disclosed uncategorized fees. In addition, Higher One received (a) interchange fees paid by merchants to issuing banks in connection with the debit card linked to the OneAccount; and (b) fees, charges, and interchange income generated by its ATMs and from its payment processing services.

(6)     During the period beginning May 4, 2012 through December 19, 2013 (the “Relevant Period”), the Higher One website and associated materials used for selecting the disbursement method for refunds contained material omissions about certain fees, features, and limitations of the OneAccount, which were likely to mislead students acting reasonably under the circumstances. Information about certain fees, features, and limitations of the OneAccount was omitted entirely or was not clear and conspicuous. Examples that were in effect during all or part of the Relevant Period included, but are not limited to the following:

(a)     Each of the webpages in the enrollment process featured the students’ school logos more prominently than either the Higher One logo or any references to the Bank.

(b)     There was no information on the refund disbursement home page – the first webpage that would appear when a student started the disbursement selection process for the first time – about the ACH transfer to another bank account and paper check options, either of which may have enabled students to access their student financial aid refunds with fewer fees.

(c)     On the web page where the student made a choice about the method of refund disbursement, information about the speed of receiving a refund through the OneAccount was displayed prominently, while information about certain fees, features, and limitations of the OneAccount was missing on that page, making it difficult for students to make a fully informed decision prior to selecting the method for financial aid disbursement.

(d)     Information about the availability of fee-free ATM locations was not available on the web page where the student made a choice about the method of refund disbursement. While Higher One generally provided at least one fee-free ATM on each campus, some fee-free ATMs were on campus locations that were closed on nights, weekends, and holidays. Similarly, the website did not contain information notifying the student that the OneAccount was an Internet-only checking account.

(e)     It was only after the student selected a refund delivery mechanism and entered all personal information that a complete fee schedule and the terms and conditions were readily available for the student to view. While the fee schedule contained information about ATM fees for using non-Higher One ATMs, the student had to click on another link to find information about fee-free ATM locations. If the student wanted to change his or her choice of refund delivery mechanism before opening the account, the student had to click back through previous screens to reach the appropriate web page and resubmit all personal information.

(7)     The violations described above resulted in deceptive acts or practices in or affecting commerce, within the meaning of Section 5, and unsafe or unsound banking practices.

(8)     During the Relevant Period, nearly 978,500 new OneAccounts were opened at the Bank and more than 755,000 of these accounts were assessed at least one of the fees described in the Order for Restitution.

(9)     On July 15, 2014, Higher One provided by electronic mail (or USPS mail, if necessary) the following information to existing customers who had opened OneAccounts during the Relevant Period: information about ACH transfer and paper check options for receipt of financial aid refunds; a copy of the Fee Schedule and Terms and Conditions; a description of the account closing procedures; and also provided fee waivers for certain foreign ATM, debit card, and cash transactions for a 30-day period.

DEFINITIONS

For purposes of this ORDER, the following definitions shall apply:

1.     “Board” shall mean Higher One’s duly elected and acting Board of Directors.

2.     “Effective Date” shall mean the date on which this ORDER is issued.

3.     “Regional Director” shall mean the FDIC Regional Director for the San Francisco Region.

4.     “WEX Bank Order” shall mean, collectively, the Consent Order, Order for Restitution, and Order to Pay Civil Money Penalty issued by the FDIC on    December 23 , 2015.

Having determined that the requirements for issuance of an order under sections 8(b) and 8(i)(2) of the FDI Act, 12 U.S.C. §§ 1818(b) and 1818(i)(2), have been satisfied, the FDIC hereby issues the following ORDER:

CONSENT ORDER

IT IS HEREBY ORDERED that Higher One, as an IAP of the Bank, cease and desist from engaging in unsafe or unsound banking practices and violations of law and/or regulations described in this ORDER.

IT IS FURTHER ORDERED that Higher One shall take the following affirmative actions:

Correct Violations of Law

5.     Within 60 days of the Effective Date, Higher One shall continue to correct all violations of law, as described in the FDIC’s Visitation Letter as of November 3, 2014 and in the WEX Bank Order, and implement procedures to prevent their recurrence in connection with the OneAccount or any student financial aid-related consumer deposit or lending product or service that is or may be offered when Higher One in acting as an IAP for the Bank or any “insured depository institution” for which the FDIC is the “appropriate Federal banking agency” as those terms are defined in 12 U.S.C. §§ 1813(c)(2) & (q) (collectively “Products or Services”). Higher One’s actions as required by this paragraph shall be satisfactory to the Regional Director as determined at subsequent examinations and/or visitations.

Deceptive Acts and Practices

6.     Higher One shall take all action necessary to eliminate any violations of Section 5 and maintain future compliance with Section 5. Higher One, whether acting directly or through third parties, shall not make, or allow to be made, any deceptive representations, statements, or omissions, expressly or by implication, in any marketing materials, telemarketing scripts, sales presentations, and/or websites used to solicit any consumer or in any similar communications to open a Product or Service. Additionally, Higher One shall take all action necessary to ensure that all material information needed by a consumer to make an informed decision about the method of receiving a financial aid refund is provided in advance of a consumer making such decision and that all representations are substantiated. Without limiting the generality of the foregoing, Higher One shall not make any misrepresentations and/or omissions of material facts related to:

(a)     all options available to a consumer seeking disbursement of a financial aid refund;

(b)     information about the fees, features and limitations of the Product or Service, including limitations on any type of cash deposits and withdrawals;

(c)     information about Higher One ATM locations and hours of availability, including information on fees assessed by foreign ATMs used for access to financial aid refunds;

(d)     for any Product or Service associated with financial aid refunds, whether the school endorses or prefers the Product or Service over other options for the consumers’ receipt of the financial aid refund through another bank account by ACH transfer or by paper check; and

(e)     the approximate timing of funds availability for alternative financial aid refund disbursement options.

7.     Higher One shall ensure that initiating direct payments electronically to an existing account is as timely as, and no more onerous than, initiating direct payment through any Product or Service offered as a depository account for financial aid refunds, including, but not limited to, the OneAccount.

8.     Higher One shall ensure that paper checks, to the extent offered to students, are issued on the same day it receives a request from a consumer for a financial aid refund disbursement through a paper check, or if the request is received following business hours, the next business day.

9.     Higher One, whether acting directly or through third parties, shall ensure that all marketing materials, telemarketing scripts, sales presentations, websites, and/or any similar communications used to solicit any consumer to open a Product or Service offered as a depository account for financial aid refunds, clearly discloses Higher One’s name and the insured depository institution’s name, including contact information for Higher One and the insured depository institution.

10.     Higher One must clearly and conspicuously disclose to its consumers, prior to choosing a financial aid refund disbursement method, the locations and availability of its network of ATMs, and that the use of ATMs on other networks will result in foreign ATM fees.

Board and Senior Management Oversight

11.     The Board and Senior Management shall participate fully in the oversight of Higher One’s Compliance Management System (“CMS”) with respect to Products or Services, and shall be responsible for:

(a)     the approval of sound policies and objectives;

(b)     ensuring an adequate compliance program is in place that addresses all consumer compliance risks associated with Products or Services; and

(c)     the effective supervision of all of Higher One’s compliance-related activities with respect to Products or Services, including activities conducted by third parties on behalf of Higher One, consistent with the role and expertise commonly expected for directors of companies of comparable size and complexity and offering comparable products and services.

Compliance Management System

12.     Within 90 days from the Effective Date, Higher One shall conduct a review of its CMS as it pertains to Products or Services, including changes implemented as a result of prior supervisory actions. Based on the review, Higher One shall revise, develop, and/or implement, as necessary, a sound risk-based CMS, including revising, as necessary, its comprehensive written compliance program (“Compliance Program”), to ensure that all Products or Services offered by Higher One comply with Section 5 and all applicable consumer protection laws, implementing rules and regulations, regulatory guidance, and statements of policy (collectively “Consumer Protection Laws”).

13.     Higher One shall ensure that its Compliance Program with respect to Products or Services, at a minimum, includes comprehensive written policies and procedures, including detailed operating procedures and controls, designed to prevent violations of Consumer Protection Laws and the associated risks of harm to consumers, including Section 5. Higher One’s policies and procedures shall also provide guidance for the following:

(a)     an effective training program that addresses compliance with Consumer Protection Laws and includes regular, specific, comprehensive training of the Board, senior management, staff, third-party staff, and all individuals having responsibilities that relate to Consumer Protection Laws. The training shall be commensurate with individual job functions and duties for appropriate staff, be specific to the products and services offered by Higher One, and incorporate training for all high-risk compliance areas, including Section 5;

(b)     an enhanced, well-documented, and proactive internal monitoring process, incorporated into the daily work of company personnel, that is designed to detect and promptly correct CMS weaknesses within the company, particularly weaknesses that have an impact on consumer accounts. The monitoring processes and procedures should include, without limitation, the following:

i.     review and approval by Higher One and, as applicable, by the Bank or any other insured depository institution of (a) all marketing, advertising, and solicitation materials, including direct mail, promotional materials, telemarketing scripts, and website content; (b) other materials provided to customers or potential customers generated in connection with the marketing, administration, and servicing of such Product or Service, including agreements, privacy policies, and statements; and (c) any material changes or amendments thereto; and maintenance of copies of the above-derived materials by Higher One;

ii.     timely and regular notification by Higher One to, as applicable, the Bank or any other insured depository institution, inquiries or legal actions and any legal action commenced by any customer or potential customer;

iii.     review and approval by Higher One and, as applicable, the Bank or other insured depository institutions, of all materials related to policies and procedures concerning customer service, monitoring of customer service calls on a regular basis; and

iv.     regular, quarterly meetings between Higher One and, as applicable, the Bank or any other insured depository institution;

(c)     an effective consumer complaint monitoring process that includes procedures for promptly addressing and resolving all written, oral, or electronic complaints or inquiries, formal or informal, received by Higher One, monitoring of such complaints, analyzing and identifying any trends concerning the nature of such complaints, promptly addressing any root causes of such complaints, and documenting and tracking all complaints and inquiries through resolution; promptly notifying the Bank or any other insured depository institution, as applicable, of regulatory agencies’ inquiries, customer complaint correspondence from all sources of complaints, including social media and internet-based complaints, or legal action received, in each case related to a Product or Service; and

(d)     an effective, independent audit of the Compliance Program and Higher One’s compliance operations with respect to Products or Services offered, to ensure compliance with all Consumer Protection Laws and internal policies and procedures. Audits shall be conducted at least annually and conducted by qualified personnel with experience in conducting independent audits of compliance programs to ensure compliance with all Consumer Protection Laws. The audits will assess Higher One’s CMS and Compliance Program with respect to Products or Services and at a minimum, shall:

i.     define a comprehensive scope to include appropriate aspects of each law or regulation based on a risk analysis;

ii.     identify the number of transactions sampled by category or product type;

iii.     identify deficiencies;

iv.     provide descriptions of, or suggestions for, corrective actions and timeframes for correction; and

v.     establish follow-up procedures to verify that corrective actions are implemented and effective.

Audit findings, deficiencies and recommendations must be documented in a written report and provided to the Risk and Compliance Committee of the Board within 15 days after completion of the independent audit. In addition, the audit report should be thoroughly reviewed by the Board and fully documented in the Board’s minutes.

14.     Prior to implementation, the Board shall review the revised written Compliance Program and/or any subsequent modification thereto and, finding it acceptable, the Board shall approve it and record the approval in the Board minutes.

ORDER FOR RESTITUTION

IT IS FURTHER ORDERED that Higher One provide restitution to consumers as follows:

Segregated Account

15.     Within 10 days from the Effective Date, Higher One shall deposit into a trust or otherwise segregated deposit account an amount not less than $31,000,000 for the purpose of providing restitution as required by the ORDER (“Segregated Account”). The Bank may contribute funds to the Segregated Account. If the Segregated Account is set up as a qualified settlement fund, pursuant to section 1.468B-1, et seq., of the Treasury Regulations, promulgated under section 468B of the Internal Revenue Code, Higher One shall ensure that the Segregated Account satisfies all the requirements of 26 C.F.R. § 1.468B-1. No disbursements shall be made out of the Segregated Account, except those made pursuant to the OneAccount Restitution Plan submitted to and not objected to by the Regional Director pursuant to the terms of this ORDER.

16.     Higher One shall make all restitution payments required by the ORDER, regardless of whether the total of such payments exceeds the Segregated Account. If the total of payments is less than the Segregated Account, the excess shall be returned to Higher One’s general funds or returned as agreed between Higher One and the Bank.

17.     Restitution under this ORDER and the WEX Bank Order is intended to cover the same consumers without duplication of restitution payments. Higher One and the Bank may reach a separate agreement between them concerning the funding and distributing of restitution under this ORDER and the WEX Bank Order.

Restitution Plan

18.     Within 60 days from the Effective Date, Higher One shall, in consultation with the Bank, prepare and submit to the Regional Director a comprehensive Restitution Plan for all OneAccount Holders (“OneAccount Restitution Plan”).

19.     “OneAccount Holder” shall mean any consumer who opened a OneAccount at WEX Bank to facilitate receipt of the consumer’s financial aid refund from May 4, 2012 through December 19, 2013.

20.     “Restitution Fees” shall mean any fee or penalty received from a OneAccount Holder as a result of (a) a cash advance (i.e., bank teller withdrawal); (b) a merchant PIN-based debit transaction; (c) a non-Higher One ATM transaction; (d) a delinquent account (an account with insufficient funds in excess of a grace period); (e) a GreenDot cash deposit; (f) an abandoned account (an account that has not been accessed by the consumer in excess of a grace period); (g) a lack of documentation; or (h) an improperly disclosed uncategorized transaction.

21.     The OneAccount Restitution Plan shall, at a minimum, require Higher One to provide restitution to OneAccount Holders who have incurred one or more of the Restitution Fees (“Eligible Consumers”). The Restitution Fees shall be calculated for the period commencing May 4, 2012 through July15, 2014 (“Restitution Period”). The restitution shall be equal to all such fees charged to the Eligible Consumer’s account during the Restitution Period.

22.     Restitution provided by Higher One shall not limit consumers’ rights in any way.

23.     Restitution to Eligible Consumers of the Restitution Fees in accordance with this ORDER shall apply to all Eligible Consumers regardless of whether their OneAccounts are closed, charged-off, sold, or otherwise transferred. Higher One’s restitution obligation for the Restitution Fees on each Eligible Consumer’s OneAccount for the Restitution Period may be reduced to the extent any such Restitution Fee was previously credited in compromise of a claim to the respective OneAccount at Higher One’s expense or paid to the respective Eligible Consumer by Higher One during the Restitution Period in compromise of a claim for such Restitution Fee by Higher One in favor of such Eligible Consumer to the extent Higher One provides appropriate documentation.

24.     Except as provided below, payments of the Restitution Fees for the Restitution Period shall be made by credits to the OneAccounts of Eligible Consumers entitled to such credits. If, as of the date that restitution has been made pursuant to this ORDER, an Eligible Consumer’s OneAccount has been closed, charged off, sold, or otherwise transferred, the amount of restitution to which the Eligible Consumer is entitled will be made by restitution check to the holder of the respective OneAccount.

25.     Higher One shall submit to the Regional Director for review, comment, and non- objection prior to implementation, the OneAccount Restitution Plan, including samples of letters to consumers. The text of letters and/or electronic mail to be sent to Eligible Consumers shall include satisfactory language explaining the reason Higher One is sending a restitution payment, including that Higher One is sending the payment, providing a statement credit, or a combination of the two. The letters and/or electronic mail shall also include reference to and the web addresses for any FDIC press releases related to the ORDER, and shall include a reference that the restitution payment does not, in any manner, limit a consumer’s rights. The letters and/or electronic mail, incorporating any changes that may be required in response to comments by the Regional Director, shall be sent by United States Postal Service first-class mail and/or electronic mail to all Eligible Consumers entitled to receive restitution payments in accordance with the ORDER.

26.     Within 60 days of receipt of non-objection from the Regional Director, Higher One shall implement the OneAccount Restitution Plan.

27.     Within 30 days from the Effective Date, Higher One shall submit to the Regional Director, for review and non-objection, a proposed announcement to be prominently posted on Higher One’s website that describes the ORDER and the restitution to be made by Higher One to Eligible Consumers. The announcement shall set forth procedures whereby consumers can check their eligibility for restitution from Higher One and can provide updated electronic mail and/or United States Postal Service mailing address information, via a toll-free number and via Higher One’s website. The Regional Director shall notify Higher One in writing of any comments or non-objection to the proposed announcement. Higher One shall address any comments of the Regional Director, making such changes as may be required to the proposed announcement. Within 10 days of the Regional Director’s written non-objection, the announcement shall be prominently and promptly posted by Higher One to its website without further changes.

28.     Within 30 days from the Effective Date, Higher One shall send an announcement to all of Higher One’s OneDisburse clients that describes the ORDER and the restitution to be made by Higher One to Eligible Consumers. Higher One will send a copy of the announcement to the Regional Director before it is sent to Higher One’s OneDisburse clients.

Mailing Refunds

29.     When Higher One makes cash restitution by certified or bank check made payable to an Eligible Consumer, Higher One shall send the certified or bank check by United States Postal Service first-class mail, address correction service requested, to the Eligible Consumer’s last address as maintained in Higher One’s records. Higher One shall make reasonable attempts to obtain a current address for any Eligible Consumer whose notification letter and/or restitution check is returned for any reason, using standard address search methodologies, and shall promptly re-mail all returned letters and/or restitution checks to current addresses, if any. If the certified or bank check for any Eligible Consumer is returned to Higher One after such second mailing by Higher One, or if a current mailing address cannot be identified using standard address search methodologies, Higher One shall retain the restitution amount of such Eligible Consumer for a period of 360 days from the date the restitution check was originally mailed, during which period such amount may be claimed by such Eligible Consumer upon appropriate proof of identity. After such time, these monies will be disposed of in accordance with the OneAccount Restitution Plan.

30.     Higher One shall not undertake collection efforts in the same mailing as that containing any of the restitution checks and/or notification letters. Further, Higher One shall not condition, expressly or by implication, the provision of a credit or cash payment pursuant to this ORDER on the payment of any outstanding debt.

Recordkeeping

31.     Higher One shall retain for seven years all records pertaining to the OneAccount Restitution Plan, including but not limited to: documentation of the processes and procedures used to determine Eligible Consumers; the names, contact, and account information of Eligible Consumers; any mailing records; and documentation that the appropriate restitution and equitable relief were made.

Independent Third-Party Auditor

32.     Within 30 days from the Effective Date, Higher One shall hire an independent, third-party auditor that is acceptable to the Regional Director to audit Higher One’s completion of the OneAccount Restitution Plan as set forth in the Order for Restitution.

33.     Within 45 days of implementation of the OneAccount Restitution Plan, the independent, third-party auditor shall verify that:

(a)     Higher One accurately identified the Eligible Consumers eligible for restitution pursuant to the OneAccount Restitution Plan required by this ORDER;

(b)     Higher One accurately calculated the restitution amount for each Eligible Consumer pursuant to the OneAccount Restitution Plan required by this ORDER; and

(c)     Higher One made the appropriate restitution payments to each Eligible Consumer as required by this ORDER.

34.     Within 90 days of implementation of the OneAccount Restitution Plan, the independent, third-party auditor shall prepare a detailed written report describing the status of the OneAccount Restitution Plan and payment distribution and submit it to the Regional Director for review, comment, and non-objection, and shall continue to submit such additional interim reports until completion of the restitution required by this ORDER as directed by the Regional Director. The independent auditor shall submit a final written report evaluating the processes and procedures by which Higher One determined and made the restitution, including the amounts of all restitution credits and refunds required by this Order. Restitution under this ORDER shall not be deemed complete until the Regional Director notifies Higher One, in writing, that refund requirements of the OneAccount Restitution Plan have been satisfied.

ORDER TO PAY CIVIL MONEY PENALTY

IT IS FURTHER ORDERED that by reason of the violations of law and/or regulations set forth herein, and after taking into account the appropriateness of the penalty with respect to the size of the financial resources and good faith of Higher One, the gravity of the violations, the history of previous violations by Higher One, and such other matters as justice may require, including the severity of the risks to and losses of consumers, pursuant to 12 U.S.C. § 1818(i)(2), a civil money penalty of $2,231,250 is assessed against Higher One. Higher One shall pay such amount to the Treasury of the United States, as directed by the FDIC.

IT IS FURTHER ORDERED that Higher One is prohibited from seeking or accepting indemnification from any third party for the civil money penalty assessed and paid in this matter.

NOTIFICATION AND REPORTING REQUIREMENTS

Progress Reports and Shareholder Notification

35.     On or before the 30th day after the end of the first full calendar quarter following the Effective Date, and on or before the 30th day after the end of every calendar quarter thereafter, Higher One shall furnish written progress reports to the Regional Director detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof.

36.     Within 30 days of the Effective Date, Higher One shall send to its shareholder, Higher One Holdings, Inc., a copy of this ORDER or a description of this ORDER. If Higher One sends its shareholder a description of this ORDER rather than a copy of it, the description shall fully describe this ORDER in all respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Accounting and Securities Section, Washington, D.C. 20429, at least 15 days prior to dissemination to the shareholder. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

SAVINGS CLAUSE

37.     The provisions of the ORDER shall not bar, estop, or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against Higher One, its officers, directors, employees, or agents.

38.     Calculation of time limitations for compliance with the terms of the ORDER shall be based on calendar days, unless otherwise noted.

39.     Higher One shall make no representation to any insured depository institution, any consumer, or any other person or entity that the FDIC or any employee, agent, or representative of the FDIC has endorsed or approved any aspect of any Product or Service offered by Higher One.

40.     The provisions of the ORDER shall be binding on Higher One, its officers, agents, servants, employees, and any successors and assigns thereof.

41.     The provisions of the ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside in writing by the FDIC.

Issued pursuant to delegated authority this    23rd    day of December  , 2015.

/s/Sylvia H. Plunkett Sylvia H. Plunkett Senior Deputy Director Division of Depositor and Consumer Protection